APPENDIX A

First Trust/Dow Jones Dividend & Income Allocation Portfolio      April 18, 2012

First Trust Multi Income Allocation Portfolio                        May 1, 2014

First Trust Dorsey Wright Tactical Core Portfolio             September 29, 2015